INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-02718 of Comcast UK Cable Partners Limited and subsidiaries on Form S-8 of our report on Birmingham Cable Corporation Limited and subsidiaries dated February 28, 1997 (March 12, 1997 as to Note 3), appearing in this Annual Report on Form 10-K of Comcast UK Cable Partners Limited and subsidiaries for the year ended December 31, 1996.



/s/ DELOITTE & TOUCHE

Birmingham, England
March 26, 1997